Exhibit 10.22

To:

Keith Anderson

Employment Offer Letter

Dear Keith,

I am pleased to provide you with a summary of the terms and conditions of your anticipated employment by American Well. We hope you choose to join the American Well team and look forward to a mutually beneficial relationship.

1. Position. Your position will be as Chief Financial Officer, reporting to CEO Dr. Ido Schoenberg, and working from the Company’s Boston, MA office. As an American Well employee, we expect that you will perform all duties and responsibilities normally associated with your position. Your performance will be reviewed formally on periodic basis and/or after reaching specific milestones for as long as you remain employed by American Well.

Your responsibilities include, but are not limited to the following:

•

Leading the finance and accounting department, including hiring decisions to prepare for a public offering and to support the accounting and finance functions of a large, high-growth technology company;

•	Lead M&A efforts, subject to corporate strategy and CEO guidance; and

•	Together with the CEO, lead all IPO efforts.

2. Starting Date/Nature of Relationship. If you accept this offer, your employment with American Well will officially begin August 9 or such other date as you select during August 2018 (your “Start Date”). Commencing on your Start Date, you will be required to devote all your working time to the performance of your duties at American Well. Your employment with American Well is at-will, which may be terminated by you or American Well at any time for any reason, subject to the terms of this letter. No provision of this letter shall be construed to create a promise of employment for any specific period.

3. Compensation and Benefits. Commencing on your Start Date, you will receive the following:

A.

Base Salary: Your base pay shall be at a rate of $400,000.00 per year (the “Base Salary”), minus customary deductions for federal and state taxes. Your Base Salary will be reviewed by the Compensation Committee (“Committee”) of the Board of Directors (the “Board”), at least annually, and may be increased in the sole discretion of the Committee, which increased amount shall be the “Base Salary” for purposes of this letter.

B.

Restricted Stock Units: The Board has approved an award to you (the “RSU Award”) of Restricted Stock Units (“RSUs”) representing 200,416 shares of the Company’s common stock. The Company represents that the RSU Award equals 1% of the fully-diluted outstanding capital stock of the Company according to the Company’s current capitalization as of the date of this letter (and has a current value of approximately $9.71 million using our most recent 409A valuation), and you and the Company agree to “true up” or “true down” any deficiency in the number of shares underlying the RSUs in the case that such representation is determined to be incorrect.

Current Grant. 25% of the RSU Award (the “Current Grant”), representing 50,104 shares, will be granted to you within one (1) week of your Start Date and will be fully vested and immediately settled in common stock of the Company as of such date, pursuant to the terms of our form of RSU agreement and the American Well 2006 Employee, Director and Consultant Stock Plan, as amended (the “2006 Plan”), provided that such terms shall not be inconsistent with this letter in any material respect.

Future Grant. The remaining 150,312 shares of stock represented by your RSU Award (the “Future Grant”) will be granted to you upon the earliest of (i) the effective date of the initial public offering of the Company’s common stock (the “IPO Date”), and (ii) the one-year anniversary of your Start Date. These RSUs will vest and settle in accordance with the following schedule: with respect to 1/9 of the RSUs issued pursuant to the Future Grant, upon the 12-month anniversary of your Start Date, and an additional 1/9 of such RSUs every three (3) months thereafter until such RSUs are vested in full (100% vested after 36 months). These RSUs will be granted under the Company’s equity compensation plan that it intends to adopt in connection with the IPO or an amended or successor plan to the 2006 Plan, as applicable, and will otherwise be governed by the terms of such plan, provided that such terms shall not be inconsistent with this letter in any material respect. The Company agrees to take all action to obtain any needed approvals to make the Future Grant.

Anti-dilution adjustment of number of shares represented by RSUs: In the event that any Series A, B or C Preferred Shares are converted at a ratio of greater than 1:1 (such as upon an initial public offering of the Company’s common stock, or upon liquidation, merger or change of control of the Company), then immediately prior to such event, the number of shares of stock to be granted to you pursuant to your RSU Award shall be increased (but not decreased) by any liquidation preference or conversion ratio exercised by the Series A, B or C Preferred Stockholders so that all shares of stock granted pursuant to your RSU Award shall equal in the aggregate 1% of the outstanding capital stock of the Company on a fully diluted basis as of your Start Date. The adjusted amount of shares issued pursuant to the RSU Award will vest in the same proportion as the shares represented by RSUs pursuant to this letter as if they had been awarded on the Start Date at the same time as the original RSUs awarded in Section 3(B) of this letter. “Fully diluted basis” means, as of the time of determination, the sum of (x) the number of issued and outstanding shares of the Company’s capital stock, plus (y) the total number of shares of the Company’s capital stock issuable upon the exercise, exchange or conversion of all any convertible securities of the Company issued and outstanding at such time, whether or not vested or presently exercisable, plus (z) the total number of shares of the Company’s capital stock reserved by the Board and available for issuance under the 2006 Plan.

Effective as of the IPO Date, and after any applicable adjustment pursuant to the preceding paragraph, the preceding paragraph shall no longer apply, and any adjustments or anti-dilution measures taken with respect to the Current Grant shall be treated in accordance with the terms of the 2006 Plan, including Section 23 thereunder relating to adjustments. The Future Grant will be subject to the anti-dilution or adjustment provisions contained in the plan under which the Future Grant is made. For the avoidance of doubt, any adjusted Current Grant and/or Future Grant shall continue to vest on the same schedule as provided in Section 3(B) of this letter and there shall be no duplication of application of the anti-dilution and/or adjustment provisions contained in this letter and any equity compensation plan(s) under which the RSU Award is granted.

In connection with any anti-dilution event covered by this Section the Company shall ensure that there are sufficient shares of common stock available for issuance under an incentive plan to fulfill the Company’s obligations hereunder.

Beginning in 2019, and thereafter, you shall be eligible to participate in any Company long term incentive program for Company officers or other equity incentive plan, as established in the future. For clarity, nothing in this paragraph shall obligate Company to grant you additional equity in Company as part of any long-term incentive program or other equity incentive plan.

C.

Incentive Compensation: You will be eligible to receive an annual discretionary cash bonus with a target value of 100% of your Base Salary, payable after the close of the applicable fiscal year but in any event prior to March 15 of the following calendar year. Other than as set forth below, the criteria for, and attainment of, your discretionary bonuses will be at the sole discretion of the Committee and based on the achievement of both corporate and personal performance objectives.

Your bonus for 2018, if any, will be based the achievement of the following KPIs (subject to the Company’s attainment of its goals):

•

Building a high performing, culturally aligned finance team and financial infrastructure capable of supporting the reporting demands of a public company. This includes but is not limited to the ability to successfully create a compliance and performance driven public company framework capable of producing the required deliverables, reports, procedures, management tools, and underlying support systems, including accounting and financial reporting systems, by the end of year 2018 (75%); and

•	Successful IPO during 2018 or closing of material M&A(s) with value of $50MM or more during 2018 (25%).

D.	Travel & Accommodation Expense:

a.

Until July 1, 2019, the Company shall provide furnished housing for your use in Boston near the Company’s corporate office, MA metropolitan area. Such accommodations will provide executive living and the cost of such accommodations will be approved by the CEO and borne by the Company as an expense. If such housing is a rented or leased apartment, the Company will pay for rent and utilities.

b.

The Company shall reimburse you for the reasonable costs of moving your household goods and cars from your current residence to the Boston, Massachusetts metropolitan area, and reasonable expenses associated with up to four family house-hunting trips.

c.

You will be reimbursed for all reasonable travel expenses which you will incur travelling to and from the Company’s Boston office on a weekly basis until July 1, 2019. All expenses must comply with the Company’s expense reimbursement policy.

E.

Other Benefits: You will be eligible to participate in the various benefits offered by American Well on terms and conditions no less favorable than other senior officers of the Company, including American Well’s group medical and dental plans, life and disability insurance, employee contributed 401k, 401k matching contributions from the Company and paid vacation time. Benefits may be modified or changed from time to time at the sole discretion of American Well, and the provision of such benefits to you in no way changes or impacts your status as an at-will employee. American Well’s present benefit structure and other important information about the benefits for which you may be eligible are described in the benefits summary booklet and in the employee handbook that you will receive upon the commencement of your employment. Where a benefit is subject to a formal plan (for example, medical insurance or life insurance), eligibility to participate in and receive any particular benefit is governed solely by the applicable plan document.

F.	Personal Time Off: You are entitled to participate in American Well’s unlimited Personal Paid Time Off Policy.

4. Severance. In the event that your employment with American Well is terminated by the Company without Cause or by you for Good Reason (both as defined below) and provided you execute a separation agreement containing a general release substantially in the form attached hereto as Exhibit A (the “Release”), and allow it to become effective within 60 days (the date that the Release becomes effective and may no longer be revoked by you, shall be referred to as the “Release Date”), then American Well will provide you with the following severance benefits (the “Severance Benefits”):

A.

You will receive an amount equal to your Base Salary, less applicable withholding and deductions, paid in equal installments on American Well’s regular payroll dates during the one (1) year period following the Release Date (the “Severance Period”), with the first such payment made on the Payment Date (defined below).

B.

If you are participating in American Well’s group health insurance plans on the effective date of termination, and you timely elect and remain eligible for continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), or, if applicable, state or local insurance laws, American Well shall pay that portion of your COBRA premiums that American Well was paying prior to the effective date of termination for the Severance Period or for the continuation period for which you are eligible, whichever is shorter.

C.

Additionally, on the Payment Date, the Company will pay you, in a lump sum payment, an amount equal to the pro-rata portion of your earned Incentive Compensation annual bonus target for the year in question. Such amount shall be calculated based on the Company’s determination of both (i) its attainment of its corporate goals, and (ii) your attainment of your personal KPIs, and also on the number of days remaining in the then current fiscal year, each as of the date of your termination.

D.

Any RSUs or other equity awards, if any, that are outstanding but then-unvested and are scheduled to vest within one year of the date of termination, and any portion of the RSU Award that was promised in Section 3(B) but not yet granted at the time of termination but which would be scheduled to vest within one year of the date of termination, shall be vested and immediately settled in stock; provided however that if such termination occurs within two (2) years after a “Sale Event”, then the entire unvested RSU Award shall become fully vested and settled in stock. For this purpose, a “Sale Event” means the cumulative acquisition of over fifty percent (50%) of the outstanding Common Stock of Company.

You shall not receive any of the benefits pursuant to this Section 4 unless you execute the Release within the consideration period specified therein. The Payment Date shall be the first regular payroll date following the Release Date (define above) provided however, that if the period during which you may consider and sign the Release spans two calendar years then the Payment Date shall be the later of (1) the first payroll date in such second calendar year or (2) the Release Date). Your ability to receive benefits pursuant to Section 4 is further conditioned upon: your returning all Company property; complying with your post-termination obligations under this Offer Letter and the Restrictive Covenant Agreement (defined below); and complying with the Release.

For purposes of this Section 4, “Cause” means: (i) indictment or conviction of any felony or of any crime involving dishonesty or moral turpitude; (ii) your breach, in any material respect, of this Offer Letter or the Restrictive Covenant Agreement attached hereto as Exhibit B; (iii) your refusal to abide by or comply with any reasonable, lawful directives of the CEO or the Board; (iv) your willful dishonesty, fraud, or material misconduct with respect to the business or affairs of American Well; (v) intentional damage to any property of American Well; or (vi) conduct by you which demonstrates gross unfitness to serve.

For purposes of this letter, the following will constitute “Good Reason”:

1. the Company materially diminishes your duties, authorities or responsibilities, changes your reporting responsibilities, or removes you from the position of Chief Financial Officer. For the avoidance of doubt, if the Company is acquired by or merged into another entity, and you are not the Chief Financial Officer reporting to the CEO of the buyer or resulting parent entity, then your duties and authority will be deemed to have been materially reduced for purposes of this Good Reason definition;

2. material adverse reduction in the amount of aggregate cash compensation which you have the opportunity to earn or failure by the Company to pay such compensation, except where such reduction occurs contemporaneously with the implementation of a firm-wide cost-reduction program affecting comparable executives;

3. The Company relocates your principal place of employment to a metropolitan area other than the Boston metropolitan area or the Minneapolis metropolitan area; or

4. a material breach of this letter by the Company.

In all respects, the definition of Good Reason shall be interpreted to comply with Code Section 409A, and any successor statute, regulation and guidance thereto.

You shall not be considered to have terminated your employment for Good Reason unless you have (A) reasonably determined in good faith that a Good Reason condition has occurred; (B) not provided your express written consent to the occurrence that you allege constitutes Good Reason; (C) given the Company written notice of termination for Good Reason not more than sixty (60) days after the initial existence of the alleged condition giving rise to Good Reason; (D) given the Company at least thirty (30) days after receipt of such notice to cure the alleged deficiency; and (E) terminated your employment within sixty (60) days following the Company’s receipt of such notice.

5. Confidentiality The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. In addition, as is true of all American Well employees, you will be required to sign the Company’s form agreement relating to confidentiality, non-competition, non-solicitation and work product (the “Restrictive Covenant Agreement”) before your Start Date as a condition of this offer of employment. Notwithstanding anything to the contrary in the Restrictive Covenant Agreement and subject to your compliance with the confidentiality obligations and commitments therein, the Company hereby agrees that you will not be deemed in breach of the non-competition clause in the Restrictive Covenant Agreement if during the 1 year following the termination of your employment with the Company you provide investment banking services or work for a private equity firm involving services or investment to companies that are not providing telehealth products or services. For clarity, you may provide investment banking investment banking services or work for a private equity firm involving services or investment to companies that have a telehealth offering as long as the services provided are not to the telehealth division or business of such entity.

6. Whistleblower; DTSA. Nothing in this letter or otherwise limits your ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”), any other federal, state or local governmental agency or commission (“Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against you for any of these activities, and nothing in this letter requires you to waive any monetary award or other payment that you might become entitled to from the SEC or any other Government Agency or self-regulatory organization.

Pursuant to the Defend Trade Secrets Act of 2016, the parties hereto acknowledge and agree that you shall not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and may use the trade secret information in the court proceeding, if you (X) file any document containing the trade secret under seal and (Y) do not disclose the trade secret, except pursuant to court order.

7. Background Check Your employment with the Company is conditioned upon our receipt of satisfactory results to a background check. Due to the sensitive nature of health data handled by the Company, the Company is obligated by certain client contracts to perform periodic background checks on each of its employees. If you refuse to authorize the background check or the results of the background check are not satisfactory, the Company reserves the right to withdraw its offer of employment to you or terminate your employment.

8. Before You Start Your employment with American Well is conditioned on your eligibility to work in the United States. On your first day, you must complete an I-9 Form and provide American Well with any of the accepted forms of identification specified on the I-9 Form. A copy of an I-9 Form is enclosed for your information. If your status requires a work authorization from the INS (e.g. New H1B visa petition or endorsement from another company), documented proof of work eligibility must be furnished and confirmed prior to your first day of work.

9. Section 409A This letter is intended to comply with, or otherwise be exempt from, Section 409A of the Code and any regulations and Treasury guidance promulgated thereunder. The Company shall undertake to administer, interpret, and construe this letter, to the extent reasonably practicable, in a manner that does not result in the imposition on you of any additional tax, penalty, or interest under Section 409A of the Code. If the Company determines in good faith that any provision of this letter would cause you to incur an additional tax, penalty, or interest under Section 409A of the Code, the Company and you shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code. If a payment obligation under this letter arises on account of the your separation from service while you are a “specified employee” (as defined under Section 409A of the Code), then any payment that constitutes “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of your estate following your death. Notwithstanding the foregoing, nothing in this letter or otherwise is intended to, nor does it, guarantee that the payments and benefits under this letter will not be subject to any “additional tax” or other adverse tax consequences under Section 409A or any similar state or local tax law.

10. D&O Insurance; Indemnification. The Company shall also cover you under directors’ and officers’ liability insurance (both during and after employment) in an amount and to an extent not less than the level of coverage that the Company provides its other senior officers. The Company agrees to indemnify you pursuant to the terms of the Indemnification Agreement attached hereto as Exhibit C.

11. Legal Fees. The Company will reimburse legal fees reasonably incurred by you in connection with entering into this letter agreement up to a mutually agreed amount and subject to your payment of all applicable taxes on such amount.

12. Miscellaneous. This letter constitutes our entire offer regarding the terms and conditions of your prospective employment with American Well. The terms of your employment shall be governed by the law of Massachusetts. By accepting this offer of employment, you agree that any action, demand, claim or counterclaim in connection with any aspect of your employment with American Well, or any separation of employment (whether voluntary or involuntary) from American Well, shall be resolved by a judge alone, and you waive and forever renounce your right to a trial before a civil jury.

You may accept this offer of employment and the terms and conditions hereof by signing the enclosed additional copy of this letter. Your signature on the copy of this letter and your submission of the signed copy to me will evidence your agreement with the terms and conditions set forth herein. This offer will expire on August 9, 2018 unless accepted by you prior to such date.

We are excited to offer you the opportunity to join American Well, and we look forward to having you aboard. We are pleased that you have chosen to join the American Well team, and confident that you will make an important contribution to our unique and exciting enterprise.

Sincerely,

/s/ Ido Schoenberg
Dr. Ido Schoenberg
CEO & Chairman of the Board

Acknowledgment:

I, Keith Anderson, have read, understand, and accept employment on the terms and conditions outlined in this letter. I am not relying on any representations made to me by anyone other than as set forth above.

/s/ Keith Anderson	8/8/2018
Signature	Date